(a)(1)(i)

SUNAMERICA FOCUSED ALPHA LARGE-CAP FUND, INC.

NOTICE OF OFFER TO PURCHASE UP TO 25%

OF THE FUND’S ISSUED AND OUTSTANDING SHARES OF COMMON STOCK

AT 98.5% OF NET ASSET VALUE PER SHARE,

IN EXCHANGE FOR PORTFOLIO SECURITIES OF THE FUND

THE OFFER PERIOD WILL EXPIRE AT 5:00 P.M. EASTERN TIME

ON NOVEMBER 11, 2010, UNLESS THE OFFER IS EXTENDED.

To All Stockholders of SunAmerica Focused Alpha Large-Cap Fund, Inc.:

SunAmerica Focused Alpha Large-Cap Fund, Inc. (the “Fund”) is offering to purchase up to twenty-five percent (25%) of the Fund’s issued and outstanding shares of common stock (“Offer Amount”), par value $0.001 per share, at a price equal to 98.5% of the per share net asset value (“NAV”) in U.S. Dollars as of the close of regular trading on the New York Stock Exchange (“NYSE”) on the business day immediately following the day the offer expires (the “Pricing Date”), in exchange for a pro-rata portion of the Fund’s portfolio securities (other than (i) securities which, if distributed, would be required to be registered under the Securities Act of 1933, as amended (“1933 Act”); (ii) securities issued by entities in countries which restrict or prohibit the holding of securities by non-nationals other than through qualified investment vehicles, or whose distribution would otherwise be contrary to applicable local laws, rules or regulations; and (iii) certain portfolio assets (such as forward currency exchange contracts, futures and options contracts, and repurchase agreements) that include the assumption of contractual obligations, require special trading facilities or can only be traded with the counterparty to the transaction in order to effect a change in beneficial ownership) (“Portfolio Securities”), subject to adjustment for fractional shares and cash held in the Fund’s investment portfolio. The offer period will expire at 5:00 p.m. Eastern time on November 11, 2010 (“Expiration Date”), unless extended, upon the terms and subject to the conditions set forth in this Offer Notice and the related Letter of Transmittal (which together constitute the “Offer”).

The Offer is not conditioned upon the tender of any minimum number of shares. If the number of Fund shares properly tendered and not withdrawn prior to the Expiration Date is less than or equal to the Offer Amount, the Fund will, upon the terms and subject to the conditions of the Offer, purchase all Fund shares tendered. If the number of Fund shares properly tendered and not withdrawn prior to the Expiration Date exceeds the Offer Amount, the Fund will, upon the terms and subject to the conditions of the Offer, purchase the Offer Amount on a pro-rata basis. There can be no assurance that the Fund will be able to purchase all the shares that you tender even if you tender all the shares that you own.

In order to participate in the Offer, you must maintain or establish a brokerage account capable of receiving and holding the Portfolio Securities, which will be transferred to participating shareholders through the book-entry transfer facilities of The Depository Trust Company (“DTC”). Participating stockholders will bear the costs and expenses of receiving the Portfolio Securities pursuant to the Offer, including any fees charged to transfer the Portfolio Securities and any fees assessed by a participating stockholder’s broker, dealer, commercial bank or trust company (each, a “Nominee”). The Fund will pay all charges and expenses of Okapi Partners LLC, as information agent (the “Information Agent”) and Computershare Trust Company, N.A., as depositary (the “Depositary”). The date of this Offer is October 7, 2010. The Fund mailed this Offer Notice and the accompanying Letter of Transmittal on or about October 7, 2010 to record holders of common stock.

IF YOU ARE NOT INTERESTED IN TENDERING ANY OF YOUR SHARES AT THIS TIME, YOU DO NOT NEED TO DO ANYTHING. STOCKHOLDERS ARE NOT REQUIRED TO PARTICIPATE IN THE OFFER.

PARTICIPATION IN THE OFFER WILL RESULT IN THE RECEIPT OF PORTFOLIO SECURITIES IN EXCHANGE FOR SHARES OF THE FUND. STOCKHOLDERS WISHING TO SELL SHARES SHOULD CONSIDER WHETHER PARTICIPATING IN THE OFFER, IN LIGHT OF THE

ASSOCIATED TRANSACTION COSTS DESCRIBED IN THIS OFFER NOTICE, IS COST-EFFECTIVE VERSUS SELLING SHARES ON THE NYSE. IF YOU DO NOT WISH TO RECEIVE PORTFOLIO SECURITIES YOU SHOULD NOT PARTICIPATE IN THE OFFER. YOU MAY SELL YOUR FUND SHARES ON THE NYSE AT THE CURRENT MARKET PRICE AT ANY TIME.

THE OFFER EXPIRES AT 5:00 P.M. EASTERN TIME ON NOVEMBER 11, 2010, UNLESS EXTENDED.

THE MAKING OF THE OFFER MAY, IN SOME JURISDICTIONS, BE RESTRICTED OR PROHIBITED BY APPLICABLE LAW. THIS OFFER IS NOT BEING MADE, DIRECTLY OR INDIRECTLY, IN OR INTO, AND MAY NOT ACCEPTED FROM WITHIN, ANY JURISDICTION IN WHICH THE MAKING OF THE OFFER OR THE ACCEPTANCE OF THE OFFER WOULD, ABSENT PRIOR REGISTRATION, FILING OR QUALIFICATION UNDER APPLICABLE LAWS, NOT BE IN COMPLIANCE WITH THE LAWS OF THAT JURISDICTION. ACCORDINGLY, STOCKHOLDERS ARE REQUIRED TO INFORM THEMSELVES OF AND OBSERVE ANY SUCH RESTRICTIONS.

The Fund’s shares are listed for trading under the symbol “FGI” on the NYSE. As of September 15, 2010, there were 9,655,236 Fund shares issued and outstanding, the net asset value per share was $15.01, and the market price per share was $14.07 as of the close of the NYSE, representing a 6.26% discount from the net asset value per share. The Fund does not expect that the number of Fund shares issued and outstanding will be materially different on the Expiration Date. The Offer is an alternative means to permit you to sell your shares to the Fund in exchange primarily for Portfolio Securities. You may continue to purchase and sell Fund shares in cash transactions over the NYSE.

You can obtain information regarding the current net asset value and market price per share as of the close of business on the previous business day during the period of the Offer by calling the Information Agent, at 1-877-279-2311, between the hours of 9:00 a.m. and 5:00 p.m., Eastern time, Monday-Friday (except holidays).

If your Fund shares are registered in the name of a Nominee, you must contact that Nominee if you desire to participate in the Offer. Stockholders whose shares are not registered in the name of a Nominee may wish to consult with such an entity to facilitate their participation in the Offer and fulfill the requirements for participation. Stockholders may be charged a fee by a Nominee or other financial intermediary for processing the documentation required to participate in the Offer and may incur other expenses as described in this Offer, including costs assessed by the Nominee to sell Portfolio Securities received or account maintenance fees. If your shares are not registered in the name of a Nominee, and you desire to participate in the Offer without the involvement of a Nominee, you should complete and sign the Letter of Transmittal and mail or deliver it to the Depositary together with the Fund shares (in proper certificated or uncertificated form), and any other documents required by the Letter of Transmittal.

In order to participate in the Offer, you must maintain or establish a brokerage account capable of receiving and holding the Portfolio Securities, which will be transferred to participating stockholders through the book-entry transfer facilities of DTC. The Fund reserves the absolute right to reject Fund shares determined not to be tendered in appropriate form.

Guaranteed delivery will not be available in connection with this Offer and, therefore, no tenders will be accepted after 5:00 p.m., Eastern time, on the Expiration Date.

The Offer has been approved by the Board. None of the members of the Board, the Fund’s executive officers and any other of its affiliates has made any recommendations as to whether any stockholder should participate in the Offer. Stockholders are encouraged to consult their investment and tax advisers. “Affiliated persons” of the Fund, as defined in the Investment Company Act of 1940 (“1940 Act”) and including directors and officers of the Fund, may be prohibited by the 1940 Act from participating in the Offer. None of the members of the Fund’s Board of Directors, or the executive officers of the Fund, or the Fund’s investment adviser or subadvisers intends to participate in the Offer.

You may, of course, elect to keep your shares of the Fund at this time, in which case you may disregard this Offer Notice and the enclosed forms. PLEASE REMEMBER THAT YOU ARE NOT OBLIGATED TO DO ANYTHING WITH YOUR SHARES OF THE FUND AT THIS TIME.

THE FUND HAS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION A TENDER OFFER STATEMENT ON SCHEDULE TO UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (“EXCHANGE ACT”), RELATING TO THE OFFER. HOWEVER, NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THIS OFFER, PASSED UPON THE FAIRNESS OR MERITS OF THE OFFER OR DETERMINED WHETHER THIS OFFER IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIME.

SUMMARY TERM SHEET

This summary highlights important information concerning this Offer. To understand the Offer fully and for a more complete discussion of its terms and conditions, you should read carefully the entire Offer Notice and the related Letter of Transmittal.

What is the Offer?

The Offer is an opportunity to sell your Fund shares to the Fund. The Fund is offering to purchase up to twenty-five percent (25%) of its outstanding shares at a price equal to 98.5% of their NAV. You would receive portfolio securities held by the Fund in exchange for your shares. The Offer will expire at 5:00 p.m., Eastern time, on November 11, 2010, unless extended.

The main components of the Offer include:

a) the purchase of Fund shares by the Fund at a price of 98.5% of the Fund’s NAV per share, determined as of the close of regular trading on the NYSE on the Pricing Date; and

b) the transfer of Portfolio Securities (as defined below) to an account established by you with a bank or a securities broker as payment for the purchase by the Fund of your Fund shares. (See Section 1, “Terms of the Offer; Expiration Date”).

Is the Offer the only way I can sell my Fund shares?

No. You will continue to be able to sell your shares, or purchase additional shares, at the current market share price, in cash transactions on the NYSE.

What action do I need to take if I decide not to tender my shares for purchase in the Offer?

None. You are not obligated to do anything with your Fund shares at this time.

What is the purchase price for Fund shares in the Offer?

The purchase price per share is equal to 98.5% of the NAV per share in U.S. Dollars as of the close of regular trading on the NYSE on the Pricing Date.

What does the Fund’s net asset value (“NAV”) per share mean?

The Fund’s NAV per share is calculated based on the market value of the Fund’s investments (its total assets) minus its total liabilities divided by the number of Fund shares outstanding.

The NAV per share of the Fund’s shares may be more or less than the market price at which Fund shares trade on the NYSE. On September 15, 2010, the NAV per share was $15.01 and the market price per share was $14.07 as of the close of the NYSE, representing a 6.26% discount from the NAV per share.

No one can accurately predict the NAV per share on a future date. The NAV may increase or decrease between the Expiration Date and the Pricing Date, and between the Pricing Date and the actual receipt of Portfolio Securities as payment for shares tendered. By participating in this Offer, you assume these market risks.

You can obtain information regarding the Fund’s current NAV and market price per share as of the close of business on the previous business day during the period of the Offer by calling the Information Agent, at 1-877-279-2311, between the hours of 9:00 a.m. and 5:00 p.m., Eastern time, Monday-Friday (except holidays).

What does it mean to receive portfolio securities of the Fund?

Instead of receiving cash for Fund shares submitted in the Offer, participating stockholders would receive a pro-rata portion of each of the securities (other than (i) securities which, if distributed, would be required to be registered under the Securities Act of 1933, as amended; (ii) securities issued by entities in countries which restrict or prohibit the holding of securities by non-nationals other than through qualified investment vehicles, or whose distribution would otherwise be contrary to applicable local laws, rules or regulations; and (iii) certain portfolio assets (such as forward currency exchange contracts, futures and options contracts, and repurchase agreements) that include the assumption of contractual obligations, require special trading facilities or can only be traded with the counterparty to the transaction in order to effect a change in beneficial ownership) (“Portfolio Securities”), subject to adjustment for fractional shares and cash held in the Fund’s investment portfolio.

How do I tender shares for purchase if I want to participate in the Offer?

You should review the Offer before making your decision. In order to participate, you will be required to maintain or establish a brokerage account capable of receiving and holding the Portfolio Securities.

If your shares are held by a broker, dealer, commercial bank, trust company or other nominee (e.g., in “street name”) (“Nominee”), you should contact that Nominee to obtain the package of information necessary to make your decision, and you can only tender your shares by directing that Nominee to complete, compile and deliver the necessary documents for submission to the Depositary by the Expiration Date. If your shares are not held in street name through a Nominee, you may wish to contact a Nominee and deposit your shares in an account with it and seek its assistance in submitting the documents necessary for participation in the Offer.

If your shares are registered in your name and you wish to participate in the Offer without the involvement of a Nominee, you should obtain and read the related Letter of Transmittal, complete it and submit any other documents required by the Letter of Transmittal. These materials must be received by the Depositary, in proper form, by the Expiration Date.

Participating stockholders should ensure all information required in order to participate in the Offer has been provided and is accurate. The Fund is under no obligation to notify stockholders of any errors or incomplete information with their submission. Any deficiencies in a stockholder’s submission will result in the return of the stockholder’s Fund shares following the Expiration Date.

The Offer is for up to twenty-five percent (25%) of the Fund’s issued and outstanding shares of common stock. If the number of shares tendered for purchase exceeds the number of shares which the Fund is offering to purchase, the Fund will purchase tendered shares from participating stockholders on a pro-rata basis. (See Section 2, “Acceptance for Payment and Payment of Shares” and Section 3, “Procedures for Participating in the Offer”).

Will I know the identity of the Portfolio Securities I will be receiving if I participate in the Offer?

You may refer to the Fund’s semi-annual and annual reports to stockholders for a list of the securities held by the Fund as of June 30, 2010 and December 31, 2009, respectively. The Portfolio Securities to be received by participating stockholders will be a pro-rata portion of the Fund’s current investment portfolio as of the Pricing Date, subject to certain adjustments, and may differ substantially from those held by the Fund as of June 30, 2010 or December 31, 2009.

As soon as practicable following the Pricing Date, the Fund anticipates publishing, via press release, the schedule of Portfolio Securities distributed in the Offer.

Why is the Fund making the Offer? (See Section 5, “Purpose of the Offer”)

On September 13, 2010, the Fund announced, as part of its continuing efforts to enhance stockholder value, its intention to conduct one or more tender offers (“Tender Offers”) to acquire a percentage of its issued and outstanding shares in order to address the discount between the Fund’s market price per share and NAV per share. The Tender Offers were recommended to the Fund’s board of directors (“Board”) by the special committee (“Special Committee”) established by the Board in March 2010 to consider possible ways to address the Fund’s discount, as discussed further below under Section 5 of this Offer Notice.

The Offer is intended to provide stockholders with an alternative source of liquidity for their investment in Fund shares and as part of the Fund’s ongoing efforts to provide additional value to stockholders. Stockholders can continue to sell their shares for cash through their brokers in market transactions on the NYSE. Participation in the Offer may represent greater value than stockholders would receive by selling Fund shares on the NYSE, depending on certain factors. The Offer provides a means for stockholders who want to sell their shares in the Fund to do so at 98.5% of NAV. In addition, by giving participating stockholders Portfolio Securities, it is anticipated that the Fund and those stockholders who do not participate in the Offer will not recognize capital gains or capital losses upon the distribution of the Portfolio Securities.

In addition to the Offer, the Fund also intends to conduct, in each of 2011 and 2012, a cash tender offer for a portion of its shares if the Fund’s shares trade at an volume-weighted average discount to NAV of more than 10% over a 12-week measurement period to be established by the Board. If the condition is met during the 12-week measurement period in 2011, the Fund would offer to acquire 10% of its outstanding shares at a price equal to 98% of the Fund’s NAV. If the condition is met during the 12-week measurement period in 2012, the Fund would offer to acquire 5% of its outstanding shares at a price equal to 98% of the Fund’s NAV.

During its meetings and deliberations, the Special Committee considered various options to address trading discounts, and consulted with several closed-end fund experts, before finalizing its recommendation regarding the Tender Offers. In weighing the Special Committee recommendation, the Board considered a variety of factors, including whether the Tender Offers would be consistent with the investment and other policies of the Fund; the potential impact of the Tender Offers on the asset size of the Fund and the Fund’s expense ratio; the opportunity for liquidity offered by the Tender Offers to participating shareholders; other steps the Board has taken or might take to address the Fund’s discount and to create a measure of additional liquidity for Fund shares; and the possibility that the Tender Offers would have the effect of reducing the Fund’s trading discount, both on a near-term basis and over the long term. After careful consideration, the Board determined that the Tender Offers would be in the best interests of the Fund and its shareholders.

Does management encourage stockholders to participate in the Offer, and will management participate in the Offer?

None of the Fund, its Board, the Fund’s investment adviser, the Fund’s sub-advisers, nor any issuer of Portfolio Securities is making any recommendation as to whether a stockholder should participate or not participate in the Offer. “Affiliated persons” of the Fund, as defined in the 1940 Act and including directors and officers of the Fund, may be prohibited by the 1940 Act from participating in the Offer. The Fund has been advised that no Director or Executive Officer of the Fund, nor the Fund’s investment adviser or sub-advisers, intends to participate in the Offer. (See Section 5, “Purpose of the Offer” and Section 8, “Interest of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares”).

What should I consider in making a decision to participate in the Offer?

The following discussion does not incorporate all factors that could impact your decision and is general in nature.

In determining whether or not to participate, you should keep in mind that you can sell your Fund shares in cash transactions on the NYSE. Depending on the costs involved in participating in the Offer and whether or not you desire to receive Portfolio Securities, it may be easier and less costly for you to sell your shares, if you so desire, on the NYSE than to participate in the Offer.

Before making a decision, you should weigh the advantages and disadvantages of receiving the proceeds of the Offer in the form of Portfolio Securities and the consequences of holding the Portfolio Securities or deciding to sell them after you receive them.

The Fund encourages you to make your own investigation and consult with your financial adviser if you are contemplating participation in the Offer. The Portfolio Securities may increase or decrease in value between the Expiration Date and the Pricing Date, and between the Pricing Date and your actual receipt of the Portfolio Securities, as well as during the period you hold the Portfolio Securities. Stockholders who retain the Portfolio Securities for investment purposes will need to conduct their own continuing investment research regarding the companies comprising the Portfolio Securities and/or seek assistance from their financial advisers.

Whether you immediately dispose of the Portfolio Securities you receive or whether you decide to retain them, there will be additional costs beyond those of participating in the Offer that could impact the overall return you receive for participation in the Offer, including additional brokerage commissions and expenses. You should also consider the tax consequences of participation in the Offer and the disposition or retention of the Portfolio Securities received. The receipt of the Portfolio Securities generally is a taxable transaction. Subsequently, the sale of the Portfolio Securities will also generally be a separate taxable transaction.

In addition, whether or not you participate in the Offer, there is a risk that the Fund’s investments and the Portfolio Securities may experience a decrease in value following the Offer depending on the level of participation in the Offer and whether participating stockholders choose to dispose of the Portfolio Securities shortly after the Offer. Because of the size of the Fund, if stockholders participate in the Offer and choose to liquidate the Portfolio Securities after they receive them, there could be an adverse impact on the market prices of the Portfolio Securities and the Fund’s other investments, which risk would affect both participating and non-participating stockholders.

The Offer will also have the effect of increasing the percentage interest in the Fund of non-participating stockholders as well as increasing the Fund’s expense ratio. Additionally, shares submitted in the Offer will not be counted for purposes of any Fund events having a record date after the Expiration Date (in other words, tendered shares would not be able to vote, participate in Fund dividends, etc.).

The Fund recommends that you consult your financial and tax advisers prior to making a decision to participate in the Offer. (See Section 9, Factors to Consider Regarding the Decision Whether to Participate in the Offer,” Section 10, “Source and Amount of Funds; Effect of the Offer” and Section 14, “Federal Income Tax Consequences of the Offer”).

If I decide not to participate in the Offer, how will that affect the Fund shares that I own?

Your percentage ownership interest in the Fund may increase after completion of the Offer, assuming the participation of other stockholders in the Offer. If the asset size of the Fund decreases as a result of the Offer, per share expenses of the Fund would increase. Additionally, a reduced number of Fund shares available for trading may affect the depth and liquidity of the secondary market for Fund shares on the NYSE. (See Section 10, “Source and Amount of Funds; Effect of the Offer”).

Will I have to pay anything to participate in the Offer?

Stockholders that participate in the Offer will bear the costs and expenses of receiving Portfolio Securities pursuant to the Offer. The actual expense payable by you per Fund share tendered by you, including the expense of effecting the purchase and of any liquidation of Portfolio Securities received by you, will depend on a number of factors, including the number of Common Shares you tender, the Fund’s portfolio composition on the Pricing Date and prevailing market conditions when you sell the Portfolio Securities received, if you choose to do so. Your Nominee may charge you fees for processing your request and sending it to the Depositary. You should contact your Nominee to discuss any applicable fees that such Nominee may charge. You may also incur fees, expenses and brokerage commissions associated with the disposal or retention of the Portfolio Securities. Per share expenses borne by a participating stockholder might increase to the extent that the Fund purchases fewer shares from such participating stockholder.

The Fund will bear the costs of printing and mailing materials to stockholders, certain legal and filing fees, and fees and expenses of the Depositary and the Information Agent.

May I withdraw my shares after I have tendered them for purchase and, if so, by when?

Yes, you may withdraw your shares at any time prior to 5:00 p.m., Eastern time on the Expiration Date. A notice of withdrawal of shares submitted in the Offer must be timely received by the Depositary and the notice must specify the name of the stockholder who submitted the shares in the Offer, the number of shares being withdrawn and, with respect to share certificates representing shares submitted in the Offer that have been delivered or otherwise identified to the Depositary, the name of the registered owner if different from the person who submitted the shares in the Offer. Withdrawn shares can be again submitted in the Offer by following the procedures of the Offer before the Expiration Date (including any extension period). (See Section 4, Withdrawal Rights”).

May I place conditions on my participation in the Offer?

No.

Is there a limit on the number of shares I tender in the Offer?

No. However, if the number of shares tendered for purchase exceeds the number of shares which the Fund is offering to purchase, the Fund will purchase tendered shares from each participating stockholder on a pro-rata basis. There can be no assurance that the Fund will be able to purchase all the shares that you tender even if you tender all the shares that you own. (See Section 1, “Terms of the Offer; Expiration Date”).

When will the Portfolio Securities be transferred in exchange for shares tendered in the Offer?

Assuming compliance with all applicable procedures of the Offer, the Portfolio Securities will be transferred as soon as practicable after the Expiration Date. The value of the Portfolio Securities may decrease or increase between the Expiration Date and the Pricing Date, and between the Pricing Date and the actual receipt of the Portfolio Securities. By participating in the Offer, you assume these market risks. (See Section 2, “Acceptance for Payment and Payment for Shares” and Section 9, “Factors to Consider Regarding Participation in the Offer”).

Is my participation in the Offer a taxable transaction for U.S. federal income tax purposes?

For most stockholders, yes. The participation in the Offer by U.S. stockholders, other than those who are tax-exempt, will be a taxable transaction for U.S. federal income tax purposes, either as a sale or exchange, or, under certain circumstances, as a dividend. There may also be federal tax withholding. See Section 14 of the Offer Notice for details, including the nature of any income or loss and the differing rules for U.S. and non-U.S. stockholders. You should consult your tax adviser as well. (See Section 14, “Federal Income Tax Consequences of the Offer”).

May the Offer be extended?

Yes. The Fund reserves the right, at any time and from time to time, to extend the period of time during which the Offer is pending by making a public announcement thereof. The Expiration Date is at 5:00 p.m., Eastern time, on November 11, 2010, unless extended. (See Section 16, “Extension of Tender Period; Termination; Amendments).

Is there any reason shares submitted in the Offer would not be accepted?

The Fund has reserved the right to reject any and all requests to participate in the Offer determined by it not to be in appropriate form. The Offer is not conditioned upon submission of a minimum number of Fund shares. (See Section 3, “Procedure for Participating in the Offer”).

How will shares tendered in the Offer be accepted for purchase?

Shares properly tendered in the Offer will be accepted for purchase by the determination of the Fund. The Fund will transfer the Portfolio Securities to participating stockholders as soon as practicable after the Expiration Date. Shares accepted for purchase by the Fund will be cancelled. (See Section 3, “Procedure for Participating in the Offer”).

How do I obtain additional information?

Questions and requests for assistance should be directed to the Information Agent, at 1-877-279-2311. Requests for additional copies of the Offer Notice, the Letter of Transmittal and all other related documents should also be directed to the Information Agent. If you do not hold certificates for your shares or if you are not the record holder of your shares, you should obtain this information and the documents from your broker, commercial bank, trust company or other nominee, as appropriate. (See Section 19, “Contacting the Depositary and the Information Agent”).

The Depositary for the Offer is:

Computershare Trust Company, N.A.

250 Royall Street, Suite V

Canton, MA 02021

The Information Agent for the Offer is:

Okapi Partners LLC

437 Madison Avenue, 28th Floor

New York, NY 10022

1-877-279-2311

1.	Terms of the Offer; Expiration Date.

Upon the terms and conditions set forth herein, the Fund will accept for payment in-kind (and thereby purchase) up to twenty-five percent (25%) of the Fund’s issued and outstanding shares of common stock, or 2,413,809 shares in the aggregate, validly tendered on or prior to 5:00 p.m., Eastern time, on the Expiration Date and not withdrawn as permitted by Section 4. Any stockholder may tender some or all of the Fund shares owned by the stockholder.

If the number of shares tendered exceeds the number of shares which the Fund is offering to purchase, the Fund will purchase tendered shares on a pro-rata basis. There can be no assurance that the Fund will be able to purchase all the shares that you tender even if you tender all the shares that you own.

If a stockholder decides against continuing to own shares of the Fund, consideration should be given to the relative benefits and costs of participating in the Offer, including, but not limited to, the risks of receiving the Portfolio Securities and the costs of disposing of the Portfolio Securities, versus selling the Fund shares on the open market, such as in a transaction on the NYSE at the prevailing market price with the associated transaction costs. See Section 9 of this Offer Notice.

The Fund reserves the right in its sole discretion, at any time or from time to time, to extend the period of time during which the Offer is open by giving oral or written notice of such extension to the Depositary and making a public announcement thereof. There can be no assurance, however, that the Fund will exercise its right to extend the Offer. During any extension, all shares previously tendered and not withdrawn will remain subject to the Offer, subject to the right of a tendering stockholder to withdraw his or her shares.

2.	Acceptance for Payment and Payment for Shares.

Upon the terms and subject to the conditions of the Offer, the Fund will accept for payment in-kind, and will pay for, Fund shares validly tendered on or before the Expiration Date, and not withdrawn in accordance with Section 4 of this Offer Notice, as soon as practicable after the Expiration Date. In all cases, payment for Fund shares tendered for purchase and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for such Fund shares (or a confirmation of book-entry transfer of such Fund shares into the Depositary’s account at DTC), a properly completed and duly executed Letter of Transmittal (or facsimile thereof), if applicable, and any other documents required by the Letter of Transmittal, including any necessary tax forms. The Fund expressly reserves the right, in its sole discretion, to delay the acceptance for purchase of, or payment for, Fund shares, in order to comply, in whole or in part, with any applicable law (as discussed in Section 16 below).

For purposes of the Offer, the Fund will be deemed to have accepted for payment Fund shares validly tendered and not withdrawn as of the time that the Fund gives oral or written notice to the Depositary of its acceptance for payment of such Fund shares pursuant to the Offer. The Depositary will cancel shares submitted in the Offer, and the Fund will distribute the Portfolio Securities and cash (with respect to fractional shares of Portfolio Securities and cash held in the Fund’s portfolio), as promptly as practicable after the Expiration Date. By participating in this Offer, you assume the market risks inherent in the Portfolio Securities. If any Fund shares tendered for purchase are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or are not paid because of an invalid submission, (i) any certificates for such unrepurchased Fund shares will be returned, without expense to the participating stockholder, as soon as practicable following expiration or termination of the Offer, (ii) Fund shares delivered pursuant to the Book-Entry Delivery Procedure (as defined in Section 3 below) will be credited to the appropriate account maintained with the appropriate Book-Entry Transfer Facility (as defined in Section 3 below), and (iii) uncertificated Fund shares held by the Fund’s Plan Agent pursuant to the Fund’s dividend reinvestment plan will be returned to the dividend reinvestment plan account maintained by the Plan Agent.

The sale proceeds of the Offer will be paid in a pro-rata portion of the Portfolio Securities other than (i) securities which, if distributed, would be required to be registered under the 1933 Act; (ii) securities issued by entities in countries which restrict or prohibit the holding of securities by non-nationals other than through qualified investment vehicles, or whose distribution would otherwise be contrary to applicable local laws, rules or regulations; and (iii) certain portfolio assets (such as forward currency exchange contracts, futures and options contracts, and repurchase agreements) that include the assumption of contractual obligations, require special trading facilities or can only be traded with the counterparty to the transaction in order to effect a change in beneficial ownership. As to fractional shares of Portfolio Securities and/or amounts attributable to any cash position (including short-term non-equity securities), the Fund will pay cash.

Portfolio Securities distributed as proceeds for participation in the Offer will be valued on the Pricing Date in the same manner as they would be valued for the purposes of computing the Fund’s net asset value. In particular, stocks are generally valued based upon closing sales prices reported on recognized securities exchanges for which the securities are principally traded. Stocks listed on the NASDAQ are valued using the NASDAQ Official Closing Price (“NOCP”). Generally, the NOCP will be the last sale price unless the reported trade for the security is outside the range of the bid/ask price. In such cases, the NOCP will be normalized to the nearer of the bid or ask price. For listed securities having no sales reported and for unlisted securities, such securities will be valued based upon the last reported bid price. Securities for which market quotations are not readily available or if a development/significant event occurs that may significantly impact the value of the security, then these securities are valued, as determined pursuant to procedures adopted in good faith by the Board. The Portfolio Securities distributed to stockholders pursuant to the Offer will be limited to securities that are traded on a public securities market or for which quoted bid and asked prices are available.

If, for any reason, the Fund is delayed in payment for, or is unable to accept for payment or pay for, Fund shares pursuant to the Offer then, without prejudice to the Fund’s rights under the Offer, the Depositary may, on behalf of the Fund, retain Fund shares tendered for purchase, and such Fund shares may not be withdrawn.

Participating stockholders will bear the costs and expenses of receiving the Portfolio Securities pursuant to the Offer, including any fees charged to transfer the Portfolio Securities and any fees assessed by their Nominee. Participating stockholders may also be subject to certain tax consequences as discussed in Section 14 of this Offer.

Stockholders tendering shares in the Offer must ensure that all required information has been provided and is accurate. The Fund is not responsible for notifying stockholders of any inaccuracies or deficiencies in their submission and an invalid submission will result in the return of Fund shares tendered by a stockholder for purchase.

3.	Procedure for Participating in the Offer.

A. Proper Tender of Shares.

Stockholders Tendering Through Nominees.   Stockholders having Fund shares that are registered in the name of a Nominee must contact that Nominee if they desire to participate in the Offer. The Nominee will provide you with the package of information necessary to make your decision; however, in order to tender your shares, you must direct the Nominee to complete, compile and deliver the necessary documents for submission to the Depositary by the Expiration Date. Stockholders who do not have Fund shares registered in the name of a Nominee may wish to contact a Nominee and deposit their shares with it and seek its assistance in submitting the documents for participation in the Offer.

Stockholders Tendering Directly Through Depositary.   Stockholders whose Fund shares are not registered in the name of a Nominee, and who wish to participate in the Offer without the involvement of a Nominee, must cause the Depositary to receive, prior to the Expiration Date at the address set forth on the last page of this Offer Notice, a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees and any other documents required by the Letter of Transmittal (including any required tax information) in order to properly tender Fund shares pursuant to the Offer. Letters of Transmittal and certificates representing Fund shares tendered should NOT be sent or delivered to the Fund. Stockholders that choose to participate in the Offer in this manner must also cause the Depositary to receive, prior to the Expiration Date at the address set forth on the last page of this Offer Notice, either certificates for tendered Shares, if any, or in the case of a book-entry transfer, an Agent’s Message (as defined below) and DTC Election Form, in accordance with the Book-Entry Delivery Procedure set forth in this Section 3. In order to tender Fund shares validly for purchase pursuant to the Offer, participating stockholders must also submit instructions regarding their brokerage accounts. The form for these instructions appears in the Letter of Transmittal. The required transfer and delivery requirements are described in further detail in the Letter of Transmittal.

The term “Agent’s Message” means a message transmitted by a Book-Entry Transfer Facility (as defined in Part C below) to, and received by, the Depositary and forming a part of a Book-Entry Delivery Procedure (as defined in Part C below), which states that such Book-Entry Transfer Facility has received an express acknowledgement from the participant in the Book-Entry Transfer Facility who tendered the shares for purchase that the participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Fund may enforce such agreement against such participant.

Section 14(e) of the Exchange Act and Rule 14e-4 promulgated thereunder make it unlawful for any person, acting alone or in concert with others, to tender shares in a partial tender offer for such person’s own account unless at the time of the tender, and at the time the shares are accepted for payment, the person tendering (i) has a net long position equal to or greater than the amount tendered in shares, (ii) will deliver or cause to be delivered such shares for the purpose of tender to the person making the offer within the period specified in the offer and (iii) will deliver or cause the Fund shares to be delivered in accordance with the terms of the Offer. Section 14(e) and Rule 14e-4 provide a similar restriction applicable to the tender or guarantee of a tender on behalf of another person.

The acceptance of Fund shares for payment by the Fund will constitute a binding agreement between the tendering stockholder and the Fund upon the terms and subject to the conditions of the Offer, including the tendering stockholder’s representations that (i) such stockholder has a net long position in the Fund shares being tendered within the meaning of Rule 14e-4 promulgated under the Exchange Act and (ii) the tender of such Fund shares complies with Rule 14e-4.

By participating in the Offer, a tendering stockholder represents and warrants that such stockholder is not an “affiliated person” of the Fund within the meaning of Section 2(a)(3) of the 1940 Act, or an “affiliated person” of such a person, and is not prohibited by the 1940 Act from participating in the Offer.

By tendering Fund shares in the Offer subject to, and effective upon, acceptance for payment of the Fund shares tendered in accordance with the terms and subject to the conditions of the Offer, in consideration of the acceptance for payment of such Fund shares in accordance with the terms of the Offer, the tendering stockholders shall be deemed to sell, assign and transfer to, or upon the order of, the Fund all right, title and interest in and to all Fund shares that are being tendered and that are being accepted for purchase pursuant to the Offer (and any and all dividends and distributions declared in respect of such Fund shares after the Expiration Date) and irrevocably constitute and appoint the Depositary the true and lawful agent and attorney-in-fact of the undersigned with respect to such Fund shares (and any such dividends and distributions), with full power of substitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (a) deliver certificates for such Fund shares (and any such dividends and distributions) or transfer ownership of such Fund shares (and any such dividends and distributions), together, in either such case, with all accompanying evidences of transfer and authenticity to or upon the order of the Fund, upon receipt by the Depositary, as the agent of the tendering stockholder, of the purchase price, (b) present such Fund shares (and any such dividends and distributions) for transfer on the books of the Fund, and (c) receive all benefits and otherwise exercise all rights of beneficial ownership of such Fund shares (and any such dividends and distributions), all in accordance with the terms of the Offer. Upon such acceptance for payment, all prior powers of attorney given by the tendering stockholder with respect to such Fund shares (and any such dividends and distributions) will, without further action, be revoked and no subsequent powers of attorney may be given by the tendering stockholder (and, if given, will not be effective.)

By tendering Fund shares in the Offer, and in accordance with the terms and conditions of the Offer, the tendering stockholder also shall be deemed to represent and warrant that: (a) the tendering stockholder has full power and authority to tender, sell, assign and transfer the tendered Fund shares (and any and all dividends and distributions declared in respect of such Fund shares after the Expiration Date); (b) when and to the extent the Fund accepts the Fund shares for purchase, the Fund will acquire good, marketable and unencumbered title thereto, free and clear of all liens, restrictions, charges, proxies, encumbrances or other obligations relating to their sale or transfer, and not subject to any adverse claim; (c) on request, the tendering stockholder will execute and deliver any additional documents deemed by the Depositary or the Fund to be necessary or desirable to complete the sale, assignment and transfer of the tendered Fund shares (and any and all dividends and distributions declared in respect of such Fund shares after the Expiration Date); and (d) the tendering stockholder has read and agreed to all of the terms of the Offer Notice and the Letter of Transmittal.

B. Signature Guarantees and Method of Delivery.

No signature guarantee is required on the Letter of Transmittal if (a) the Letter of Transmittal is signed by the registered holder(s) (which includes any participant in the Depository Trust Company (“DTC”) book-entry transfer facility whose name appears on DTC’s security position listing as the owner of Fund shares) of Fund shares tendered, or (b) Fund shares are tendered for the account of a firm (an “Eligible Institution”) which is a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of a Stock Transfer Association approved medallion program (such as STAMP, SEMP or MSP). In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 5 of the Letter of Transmittal.

If the Letter of Transmittal is signed by the registered holder(s) of the Fund shares tendered, the signature(s) must correspond with the name(s) as written on the face of the certificate(s) without alteration, enlargement or any change whatsoever.

If any of the Fund shares tendered are owned of record by two or more joint owners, all such owners must sign the Letter of Transmittal.

If any of the Fund shares tendered are registered in different names on several certificates, it will be necessary to complete, sign and submit as many separate Letters of Transmittal as there are different registrations of certificates.

If the Letter of Transmittal or any certificates or stock powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, they should so indicate when signing, and proper evidence satisfactory to the Fund of their authority to act must be submitted. “Satisfactory” evidence is in the sole discretion of the Fund.

If the Letter of Transmittal is signed by the registered holder(s) of the Fund shares transmitted, no endorsements of certificates or separate stock powers are required unless proceeds from the Offer are to be sent to, or certificates for Fund shares which are not purchased are to be issued in the name of, a person other than the registered holder(s). Signatures on the certificates or stock powers must be guaranteed by an Eligible Institution.

If the Letter of Transmittal is signed by a person other than the registered holder(s) of the certificate(s) listed, the certificate(s) must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appears on the certificate(s) for such Fund shares. Signatures on the certificates or stock powers must be guaranteed by an Eligible Institution.

C. Book-Entry Delivery Procedure.

The Depositary will establish an account with respect to the Fund shares at DTC for purposes of the Offer within two business days after the date of this Offer Notice (“Book-Entry Transfer Facility”). Any financial institution that is a participant in the Book-Entry Transfer Facility’s systems may make delivery of tendered Fund shares by causing (i) such Book-Entry Transfer Facility to transfer such Fund shares into the Depositary’s account in accordance with such Book-Entry Transfer Facility’s procedure for such transfer and (ii) a confirmation of receipt of such delivery to be received by the Depositary (“Book-Entry Delivery Procedure”). The Book-Entry Transfer Facility may charge the account of such financial institution for submitted Fund shares on behalf of stockholders. Notwithstanding that delivery of Fund shares may be effected in accordance with this Book-Entry Delivery Procedure, the DTC Delivery Election Form and the Authorization Instructions Form must be transmitted to and received by the Depositary at the address set forth on the last page of this Offer Notice before the Expiration Date.

Delivery of documents to a Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility’s procedures does not constitute delivery to the Depositary for purposes of this Offer.

D. Determination of Validity.

All questions as to the validity, form, eligibility (including time of receipt) and acceptance of Fund shares tendered for purchase will be determined by the Fund, in its sole discretion, and the determination shall be final and binding. The Fund reserves the absolute right to reject any or all tenders determined not to be in appropriate form or to refuse to accept for payment, purchase or pay for any Fund shares if, in the opinion of the Fund’s counsel, accepting, purchasing or paying for the Fund shares would be unlawful. The Fund also reserves the absolute right to waive any of the conditions of the Offer or any defect in any tender, whether generally or with respect to any particular Fund share(s) or stockholder(s). The Fund’s interpretations of the terms and conditions of the Offer shall be final and binding.

NONE OF THE FUND, THE INVESTMENT ADVISER, THE SUB-ADVISERS, THE DEPOSITARY, THE INFORMATION AGENT, OR ANY OTHER PERSON IS OR WILL BE OBLIGATED TO GIVE ANY NOTICE OF DEFECTS OR IRREGULARITIES, OR WAIVERS OF DEFECTS OR IRREGULARITIES IN A TENDER, AND NONE OF THEM WILL INCUR ANY LIABILITY FOR FAILURE TO DO SO.

THE MAKING OF THE OFFER MAY, IN SOME JURISDICTIONS, BE RESTRICTED OR PROHIBITED BY APPLICABLE LAW. THIS OFFER IS NOT BEING MADE, DIRECTLY OR INDIRECTLY, IN OR INTO, AND MAY NOT ACCEPTED FROM WITHIN, ANY JURISDICTION IN WHICH THE MAKING OF THE OFFER OR THE ACCEPTANCE OF THE OFFER WOULD, ABSENT PRIOR REGISTRATION, FILING OR QUALIFICATION UNDER APPLICABLE LAWS, NOT BE IN COMPLIANCE WITH THE LAWS OF THAT JURISDICTION. ACCORDINGLY, STOCKHOLDERS ARE REQUIRED TO INFORM THEMSELVES OF AND OBSERVE ANY SUCH RESTRICTIONS.

The method of delivery of Fund shares, the Letter of Transmittal, and any other required documents, including delivery through the Book-Entry Transfer Facility, is at the election and risk of the participating stockholder. Shares will be deemed delivered only when actually received by the Depositary (including, in the case of a Book-Entry Transfer, by confirmation of receipt of delivery received by the Depositary). If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

E. Federal Income Tax Withholding.

Stockholders Tendering Through Nominees.   To prevent U.S. federal income tax backup withholding at a rate generally equal to 28% of the gross payments made pursuant to the Offer, each U.S. stockholder must have on file with its Nominee a valid Form W-9. Non-U.S. stockholders must have on file with their Nominees a valid Form W-8BEN or Form W-8ECI, as appropriate, in order to avoid backup withholding.

Stockholders Tendering Directly Through Depository.  To prevent U.S. federal income tax backup withholding at a rate generally equal to 28% of the gross payments made pursuant to the Offer, each U.S. stockholder who has not previously submitted a correct, completed and signed Form W-9 to the Fund or does not otherwise establish an exemption from withholding must notify the Depositary of the stockholder’s correct taxpayer identification number (or certify that the taxpayer is awaiting a taxpayer identification number) and provide certain other information by completing the Substitute Form W-9 included in the Letter of Transmittal. Certain U.S. stockholders (including, among others, all corporations) are not subject to these backup withholding requirements. Non-U.S. stockholders who have not previously submitted a correct, completed and signed Form W-8 BEN or Form W-8 ECI to the Fund must submit a form to the Depositary in order to avoid backup withholding. For those stockholders, a copy of Form W-8 BEN or Form W-8 ECI is available upon request. The Fund will generally withhold U.S. tax in the amount of 30% of the proceeds otherwise payable to a non-U.S. stockholder.

Failure to submit the documentation described above to the Nominee or the Depositary, as applicable, will result in an invalid submission of shares for participation in the Offer and, accordingly, the stockholder’s tendered shares will not be accepted.

For a discussion of certain other U.S. federal income tax consequences to participating stockholders, see Section 14 of this Offer Notice.

4.	Withdrawal Rights.

A tender of Fund shares made pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. Additionally, the amount of shares tendered may be increased or decreased by the stockholder prior to the Expiration Date. After the Fund has accepted tendered shares for payment, all tenders made pursuant to the Offer are irrevocable. Upon the terms and subject to the conditions of the Offer, the Fund expects to accept for payment properly tendered shares promptly after the Expiration Date.

To be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at the address set forth on the last page of this Offer. Any notice of withdrawal must specify the name of the person who executed the particular Letter of Transmittal, the number of Fund shares to be withdrawn, and the names in which the Fund shares to be withdrawn are registered. Any signature on the notice of withdrawal must be guaranteed by an Eligible Institution. If certificates have been delivered to the Depositary, the name of the registered holder and the serial numbers of the particular certificates evidencing the Fund shares withdrawn must also be furnished to the Depositary. If Fund shares have been delivered pursuant to the Book-Entry Delivery Procedure set forth in Section 3 of this Offer, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Fund shares (which must be the same name, number and Book-Entry Transfer Facility from which the Fund shares were submitted, and must comply with the procedures of the Book-Entry Transfer Facility).

Prior to the Expiration Date, shares that have been withdrawn may be submitted again if the necessary documents and procedures for the submission of shares for participation in the Offer are followed as described in this Notice.

5.	Purpose of the Offer.

On September 13, 2010, the Fund announced, as part of its continuing efforts to enhance stockholder value, its intention to conduct one or more tender offers (“Tender Offers”) to acquire a percentage of its issued and outstanding shares in order to address the discount between the Fund’s market price per share and NAV per share. The Tender

Offers were recommended to the Fund’s board of directors (“Board”) by the special committee (“Special Committee”) established by the Board in March 2010 to consider possible ways to address the Fund’s discount.

The Offer is intended to provide stockholders with an alternative source of liquidity for their investment in Fund shares and as part of the Fund’s ongoing efforts to provide additional value to stockholders. Stockholders can continue to sell their shares for cash through their brokers in market transactions on the NYSE. The Offer may represent greater value than stockholders would receive by selling Fund shares on the NYSE, depending on certain factors. The Offer provides a means for stockholders who want to sell their shares in the Fund to do so at 98.5% of NAV. In addition, by giving participating stockholders Portfolio Securities, it is anticipated that the Fund and those stockholders who do not participate in the Offer will not recognize capital gains or capital losses upon the distribution of the Portfolio Securities.

In addition to the Offer, the Fund also intends to conduct, in each of 2011 and 2012, a cash tender offer for a portion of its shares if the Fund’s shares trade at an volume-weighted average discount to NAV of more than 10% over a 12-week measurement period to be established by the Board. If the condition is met during the 12-week measurement period in 2011, the Fund would offer to acquire 10% of its outstanding shares at a price equal to 98% of the Fund’s NAV. If the condition is met during the 12-week measurement period in 2012, the Fund would offer to acquire 5% of its outstanding shares at a price equal to 98% of the Fund’s NAV.

During its meetings and deliberations, the Special Committee considered various options to address trading discounts, and consulted with several closed-end fund experts, before finalizing its recommendation regarding the Tender Offers. In weighing the Special Committee recommendation, the Board considered a variety of factors, including whether the Tender Offers would be consistent with the investment and other policies of the Fund; the potential impact of the Tender Offers on the asset size of the Fund and the Fund’s expense ratio; the opportunity for liquidity offered by the Tender Offers to participating shareholders; other steps the Board has taken or might take to address the Fund’s discount and to create a measure of additional liquidity for Fund shares; and the possibility that the Tender Offers would have the effect of reducing the Fund’s trading discount, both on a near-term basis and over the long term. After careful consideration, the Board determined that the Tender Offers would be in the best interests of the Fund and its shareholders.

The Offer has been approved by the Board. However, none of the members of the Board, the Fund’s executive officers or any of its affiliates has made any recommendations as to whether any stockholder should participate in the Offer. Stockholders are encouraged to consult their investment and tax advisers.

6.	Plans or Proposals of the Fund.

Except to the extent described herein or in connection with the operation of the Fund’s dividend reinvestment plan, the Fund has no present plans or proposals, and is not engaged in any negotiations, that relate to or would result in: any extraordinary corporate transaction, such as a merger, reorganization or liquidation involving the Fund; any purchase, sale or transfer of a material amount of assets of the Fund (other than in its ordinary course of business); any material changes in the Fund’s present capitalization (except as resulting from the Offer or otherwise set forth herein); or any other material changes in the Fund’s structure or business.

7.	Price Range of Shares.

The Fund shares are traded on the NYSE. During each fiscal quarter of the Fund during the past two fiscal years (as well as the first two fiscal quarters of 2010), the high and low NAV, and market price per share, as well as the closing NAV and market price per share (as of the close of regular trading on the NYSE on the last day of each of the Fund’s fiscal quarters) were as follows:

Fiscal Quarter Ended	NAV ($)			Market Price ($)
	High	Low	Close	High	Low	Close
December 31, 2007	$23.15	$20.90	$21.16	$19.26	$17.73	$18.84

March 31, 2008	$20.86	$17.68	$18.18	$18.97	$15.28	$16.17

June 30, 2008	$19.91	$18.17	$18.20	$17.78	$15.77	$15.88

September 30, 2008	$18.31	$14.92	$15.65	$16.07	$12.59	$12.92

December 31, 2008	$15.48	$10.53	$12.39	$13.26	$7.88	$10.33

March 31, 2009	$13.07	$9.86	$10.98	$11.20	$7.67	$9.09

June 30, 2009	$12.77	$11.08	$12.22	$10.60	$8.80	$9.92

September 30, 2009	$14.40	$11.72	$14.08	$12.56	$9.40	$12.12

December 31, 2009	$15.02	$13.57	$14.81	$13.67	$11.55	$13.67

March 31, 2010	$15.49	$14.10	$15.44	$14.65	$12.94	$14.27

June 30, 2010	$16.07	$13.07	$13.07	$15.06	$12.28	$12.35

8.	Interest of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares.

The Directors and executive officers of the Fund and their associates (as that term is defined in Rule 12b-2 under the Exchange Act) and the aggregate number and percentage of Fund shares that each beneficially owns as of September 15, 2010 is set forth in the table below.

Name and Position	Number of shares beneficially owned	Percentage of shares beneficially owned
Jeffrey S. Burum; Director	None	—

Dr. Judith L. Craven; Director	None	—

William F. Devin; Director	None	—

Samuel M. Eisenstat; Chairman of the Board and Director	None	—

Stephen J. Gutman; Director	None	—

Peter A. Harbeck; Director	None	—

William J. Shea; Director	None	—

Gregory N. Bressler; Secretary and Chief Legal Officer	None	—

Nori L. Gabert; Vice President and Assistant Secretary	None	—

John T. Genoy; President	None	—

Name and Position	Number of shares beneficially owned	Percentage of shares beneficially owned
Donna M. Handel; Treasurer	None	—

Gregory R. Kingston; Vice President and Assistant Treasurer	None	—

James Nichols; Vice President	None	—

Cynthia A. Gibbons-Skrehot; Vice President and Chief Compliance Officer	None	—

The total percentage of shares beneficially owned by all directors and executive officers equals less than 1% of the outstanding shares.

Based upon the Fund’s records and upon information provided to the Fund by its Directors, executive officers and affiliates (as such term is used in Rule 12b-2 under the Securities Exchange Act of 1934 (“Exchange Act”)), neither the Fund nor, to the best of the Fund’s knowledge, any of the Directors or executive officers of the Fund, nor any associates (as such term is used in Rule 12b-2 under the Exchange Act) of the Fund, has effected any transactions in Fund shares during the sixty-day period prior to the date hereof.

Except as set forth in this Offer, neither the Fund nor, to the best of the Fund’s knowledge, any of its Directors or executive officers, is a party to any agreement, arrangement, understanding or relationship with any other person with respect to any Fund shares (including, but not limited to, any agreement, arrangement, understanding or relationship concerning the transfer or the voting of any Fund shares, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations). The Fund has been advised that none of the members of the Board or the Fund’s executive officers, nor the Fund’s investment adviser or sub-advisers, intend to participate in the Offer.

9.	Factors to Consider Regarding the Decision Whether to Participate in the Offer.

The decision whether a Fund stockholder should participate in the Offer depends on the facts and circumstances of each Fund stockholder. The Fund suggests that stockholders consider the expenses associated with participation in the Offer, as well as the implications of owning Portfolio Securities that would be received as a result of such participation.

Without consideration of any potential tax consequences to a stockholder of participation in the Offer, the actual per share expense of participation to a stockholder depends on a number of factors, including the number of shares tendered and the varying expenses associated with enlisting the assistance of a Nominee, which may charge clients a fee for submitting the documentation necessary for participation. Moreover, participating stockholders may incur additional expenses following their participation in the Offer depending on whether they sell or retain the Portfolio Securities.

Participating stockholders may wish to retain the Portfolio Securities as an investment for the long-term. However, the Portfolio Securities would be subject to investment and market risks and participating stockholders may not have the means to effectively monitor, or monitor as efficiently as with a managed investment vehicle, the performance of the Portfolio Securities. There also may be other expenses participating stockholders would incur in retaining the Portfolio Securities. If participating stockholders decide to liquidate some or all of the Portfolio Securities they receive, the participating stockholders would be subject to additional expenses and tax consequences associated with such liquidation. Stockholders are encouraged to consult with their financial and tax advisers regarding these issues.

The value of the Portfolio Securities may decrease or increase between the Expiration Date and the Pricing Date, and between the Pricing Date and the actual receipt of Portfolio Securities by a participating stockholder. By participating in this Offer, you assume these market risks.

NONE OF THE FUND, ITS BOARD, ITS INVESTMENT ADVISER, ITS SUB-ADVISERS, NOR ANY ISSUER WHOSE SECURITIES ARE DISTRIBUTED AS PROCEEDS OF THE OFFER MAKES ANY RECOMMENDATION TO ANY STOCKHOLDER WHETHER TO PARTICIPATE IN THE OFFER, AND NONE OF SUCH PERSONS HAS AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. STOCKHOLDERS ARE URGED TO EVALUATE CAREFULLY ALL INFORMATION IN THE OFFER, CONSULT THEIR OWN FINANCIAL AND TAX ADVISERS AND MAKE THEIR OWN DECISIONS WHETHER OR NOT TO PARTICIPATE.

THE MAKING OF THE OFFER MAY, IN SOME JURISDICTIONS, BE RESTRICTED OR PROHIBITED BY APPLICABLE LAW. THIS OFFER IS NOT BEING MADE, DIRECTLY OR INDIRECTLY, IN OR INTO, AND MAY NOT ACCEPTED FROM WITHIN, ANY JURISDICTION IN WHICH THE MAKING OF THE OFFER OR THE ACCEPTANCE OF THE OFFER WOULD, ABSENT PRIOR REGISTRATION, FILING OR QUALIFICATION UNDER APPLICABLE LAWS, NOT BE IN COMPLIANCE WITH THE LAWS OF THAT JURISDICTION. ACCORDINGLY, STOCKHOLDERS ARE REQUIRED TO INFORM THEMSELVES OF AND OBSERVE ANY SUCH RESTRICTIONS.

Managing and Retaining the Portfolio Securities as an Investment.    Participating stockholders who desire to retain some or all of the Portfolio Securities as part of their investment portfolio should consider whether they have the ability to actively manage them. Stockholders may have invested in the Fund in order to benefit from the assistance of a professional portfolio manager. Stockholders may not have access to the information and experience necessary to effectively monitor or manage the Portfolio Securities and may incur losses from holding the Portfolio Securities as an investment.

Entitlement to Dividends.    Stockholders participating in the Offer will receive any dividends declared by any of the Fund’s portfolio companies between the Expiration Date and the time that proceeds are paid.

Tax Consequences of Participating and Retaining or Disposing of Portfolio Securities.    Participation in the Offer is a taxable event for a participating stockholder and a participating stockholder will generally recognize a gain or loss upon receipt of the Portfolio Securities. Additionally, the disposition of the Portfolio Securities represents a separate taxable event and a stockholder will recognize a taxable gain or loss at the time of sale based upon the difference in the value of the Portfolio Securities received and the value of the Portfolio Securities at their time of sale.

10.	Source and Amount of Funds; Effect of the Offer.

The actual cost to the Fund of the offer cannot be determined at this time because the number of Fund shares to be purchased will depend on the number tendered, and the purchase price will be determined on the Pricing Date. The total cost to the Fund of purchasing 25% of its issued and outstanding Fund shares pursuant to the Offer would be approximately $35,676, 097 (based on the Fund’s total NAV on September 15, 2010). The Fund has the resources necessary to make payment for Fund shares tendered for purchase in the Offer since the Fund will distribute Portfolio Securities to stockholders participating in the Offer.

The Fund will value the Portfolio Securities to be distributed to stockholders in the same manner the Fund uses to compute its NAV. Participating stockholders who are not Fund stockholders of record, but instead hold and present their Fund shares in the name of a Nominee, will receive the Portfolio Securities to which they are entitled in the name of their Nominee. It will be the responsibility of each Nominee to calculate and distribute or credit cash in respect of fractional shares, at their election, to its clients’ accounts. Participating stockholders will have to confirm that the correct number of Portfolio Securities has been credited to the participating stockholder’s account by the stockholder’s broker or agent.

Under no circumstances will the Fund pay interest to participating stockholders for Fund shares purchased regardless of any delay in making payment therefor. Participating stockholders will not be obligated to pay the

Fund brokerage commissions or fees in connection with their tender of Fund shares for purchase, although a participating stockholder’s broker may charge a processing fee or other fees for assistance in transmitting the required documentation for participation in the Offer to the Depositary, and a participating stockholder may incur fees, expenses and brokerage commissions associated with the disposal or retention of such Portfolio Securities.

The purchase of Fund shares by the Fund pursuant to the Offer will have the effect of increasing the proportionate interest in the Fund of non-participating stockholders and reducing the net assets of the Fund. The reduced net assets of the Fund as a result of the Offer will result in a higher expense ratio for the Fund, as certain Fund expenses will not decrease as net assets decline. Additionally, a reduction in the number of Fund shares issued and outstanding may reduce the liquidity and the depth of the trading market for the Fund shares on the NYSE. All Fund shares purchased by the Fund pursuant to the Offer will be cancelled. Shares submitted in the Offer will not be counted for purposes of any Fund events having a record date after the Expiration Date.

Because the proceeds of the Offer are Portfolio Securities, the Fund will not experience the typical effects associated with a cash tender offer including the attendant risks of declining NAV because of significant market pressure to dispose of securities, increased Fund brokerage and related transaction expenses, and the realization of applicable capital gains by the Fund accompanying the liquidation of portfolio securities for cash. However, there is a risk that the Fund’s investments and the Portfolio Securities may experience a decrease in value following the Offer depending on the level of participation in the Offer and the extent to which participating stockholders choose to dispose of the Portfolio Securities.

Participation in the Offer will, however, have certain tax consequences, risks and expenses as further discussed below.

See the chart below for pro forma information regarding the potential effect of the Offer on the Fund’s total net assets and total shares outstanding.

Pro Forma Capitalization

	As of September 15, 2010	Adjustment for purchase at $14.78 per share* assuming purchase of 25% of outstanding Fund shares	Pro forma as adjusted
Total Net Assets	$144,971,839	$35,676,097	$109,295,742

Shares Outstanding	9,655,236	2,413,809	7,241,427

*	Based on 98.5% of the NAV per Fund share of $15.01 on September 15, 2010.

11.	Selected Financial Information.

Set forth below is a summary of selected financial information for the Fund for the fiscal years ended December 31 2005, 2006, 2007, 2008 and 2009 and for the six months ended June 30, 2010. The information with respect to such fiscal years has been excerpted from the Fund’s audited financial statements contained in its annual reports to stockholders for these years. These annual reports were previously provided to Fund stockholders. Copies of the audited financial statements for at least the fiscal years ended December 31, 2008 and December 31, 2009 can be obtained free of charge on the web site of the Securities and Exchange Commission (the “Commission”) (http://www.sec.gov). The summary of selected financial information set forth below is qualified in its entirety by reference to such statements and the financial information, the notes thereto and related matters contained therein.

Summary of Selected Financial Information

	For the six months ended June 30, 2010 (unaudited)		For the year ended December 31, 2009	For the year ended December 31, 2008		For the year ended December 31, 2007		For the year ended December 31, 2006		For the period December 28, 2005‡ to December 31, 2005
Net Asset Value, Beginning of Period	$14.81		$12.39	$21.16		$20.21		$19.06		$19.10 (1)
Investment Operations:
Net investment income (loss) @	(0.02)		0.05	0.06		0.02		(0.00		0.00
Net realized and unrealized gain (loss) on investments	(1.61)		2.72	(7.58)		3.39		2.35		—

Total from investment operations	(1.63)		2.77	(7.52)		3.41		2.35		0.00

Distributions From:
Net investment income	—	*	(0.05)	(0.06)		(0.02)		(0.00)		—
Net realized gains on investments	(0.10	)*	—	—		(1.38)		(0.15)		—
Return of capital	—	*	(0.30)	(1.19)		(1.06)		(1.05)		—

Total distributions	(0.10)		(0.35)	(1.25)		(2.46)		(1.20)		—
Capital Share Transactions:
Offering costs for common shares charged to additional paid-in capital	—		—	—		—		—		(0.04)

Net Asset Value, End of Period	$13.08		$14.81	$12.39		$21.16		$20.21		$19.06

Net Asset Value Total Return #(2)	(11.08)%		23.15%	(36.95)%		17.40%		12.77	%(4)	(0.21)%
Market Value, End of Period	$12.35		$13.67	$10.33		$18.84		$18.40		$20.00
Market Value Total Return #(3)	(8.99)%		36.97%	(40.12)%		16.15%		(1.53)%		0.00%
Ratios/Supplemental Data
Net Assets, end of period ($000’s)	$126,244		$143,028	$119,598		$204,301		$195,177		$184,037
Ratio of expenses to average net assets	1.53	%(5)(6)	1.34%	1.26	%(5)	1.21	%(5)	1.23	%(5)	0.03%†
Ratio of net investment income (loss) to average net assets	(0.31	)%(5)(6)	0.41%	0.33	%(5)	0.11	%(5)	0.00	%(5)	0.00%†
Portfolio turnover rate	85%		135%	120%		57%		91%		0%

‡	Commencement of operations
@	Calculated based upon average shares outstanding
#	Total return is not annualized.
*	Amounts for net investment income, net realized gains on investments and return of capital are estimated as of June 30, 2010 and are subject to change and recharacterization at fiscal year end.
†	Due to commencing operations on December 28, 2005, the ratio of expenses and ratio of net investment income are not annualized. If the ratios were annualized, the ratio of expenses and the ratio of net investment income would have been 3.07% and 0.38%, respectively. The ratios are not representative of a full year of operations.
(1)	Net asset value, beginning of the period, reflects a deduction of $0.90 per share sales change from the initial offering price of $20.00.

(2)	Based on the net asset value per share, dividends and distributions, if any, are assumed for purposes of this calculation to be reinvested at NAV on the ex-dividend date.
(3)	Based on market value per share, dividends and distributions, if any, are assumed for purposes of this calculation to be reinvested at prices obtained under the Fund’s dividend reinvestment plan.
(4)	The Fund’s performance figure was increased by 0.11% from gains on the disposal of investments in violation of investment restrictions.
(5)	Excludes expense reductions. If expense reductions had been applied, the ratio of expenses and net investment income to average net assets would have remained the same.
(6)	Annualized

12.	Certain Information About the Fund.

The Fund is organized as a Maryland corporation and is a non-diversified, closed-end management investment company registered under the 1940 Act. The Fund shares were first issued to the public in December 2005. As a closed-end investment company, the Fund differs from an open-end investment company (i.e., a mutual fund) in that it does not redeem Fund shares at any time at the election of a stockholder and does not continuously offer Fund shares for sale to the public.

The Fund’s investment objective is to provide growth of capital. There is no assurance that the Fund will achieve its investment objective.

The principal executive offices of the Fund are located at Harborside Financial Center, 3200 Plaza 5, Jersey City, New Jersey 07311. The business telephone number of the Fund is 201-324-6300.

13.	Additional Information.

The Fund is subject to the information and reporting requirements of the 1940 Act and in accordance therewith is obligated to file reports and other information with the Commission relating to its business, financial condition and other matters. The Fund has also filed an Issuer Tender Offer Statement on Schedule TO with the Commission. Such reports and other information are available for inspection at the public reference room at the Commission’s office, 100 F Street, N.E., Washington, D.C. 20549. Copies may be obtained, by mail, upon payment of the Commission’s customary charges, by writing to its principal office at 100 F Street, N.E., Washington, D.C. 20549. Such reports and other information are also available, free of charge, on the Commission’s web site (http://www.sec.gov).

14.	Federal Income Tax Consequences of the Offer.

The following discussion is a general summary of the U.S. federal income tax consequences of the Offer. The discussion is for general information purposes only and does not purport to consider all aspects of U.S. federal income taxation that might be relevant to stockholders. The discussion is based upon current provisions of the Internal Revenue Code of 1986, as amended (“Code”), existing regulations promulgated thereunder, and administrative and judicial interpretations thereof, all of which are subject to change, which change could be retroactive. The discussion applies only to stockholders in whose possession shares are capital assets within the meaning of Section 1221 of the Code, and may not apply to certain types of stockholders (such as insurance companies, financial institutions, tax-exempt organizations, and broker-dealers) who may be subject to special rules. Persons who may be subject to tax in more than one country should consult the provisions of any applicable tax treaty to determine the potential tax consequences to them.

You should consult your own tax adviser for a complete description of the tax consequences to you of a purchase of shares pursuant to the Offer, including potential state, local and non-U.S. taxation by taxing jurisdictions of which you are a resident or domiciliary.

U.S. STOCKHOLDERS.    This subsection is relevant to individuals who are citizens of the United States or resident aliens of the United States, domestic corporations, domestic partnerships, and certain estates and trusts treated as “U.S. persons” under the U.S. federal tax law. Under current federal income tax law, the receipt of Portfolio Securities for Fund shares pursuant to the Offer will generally be a taxable transaction. Stockholders who tender their shares receive either “exchange treatment” or “dividend treatment” with respect to their proceeds (i.e., the Portfolio Securities).

If a tender satisfies any of paragraphs (1), (2), (3), or (4) of Code Section 302(b), the proceeds shall be treated as payment for the stock that is redeemed, i.e., the tender will be accorded exchange treatment. If a tendering stockholder is entitled to exchange treatment, such stockholder would recognize gain or loss for U.S. federal income tax purposes equal to the difference between: (i) the fair market value of the Portfolio Securities (plus any cash) he or she receives, and (ii) the stockholder’s adjusted tax basis in the shares redeemed. The gain or loss would be capital gain or loss if the shares are capital assets in the hands of the stockholder. Under current law, the maximum federal income tax rate applicable to most non-corporate taxpayers on capital gain for assets held more than one year is 15%. Gain, or loss, must be determined separately for each block of shares (i.e., shares acquired at the same cost in a single transaction) redeemed pursuant to the Offer.

On the other hand, if none of paragraphs (1), (2), (3), or (4) of Code Section 302(b) applies, the tender may be accorded dividend treatment. If so, Code Section 301 provides that tendering stockholders shall include the amount of that distribution (i.e., the fair market value of the Portfolio Securities and any cash received) as ordinary income to the extent of the Fund’s earnings and profits. In addition, if certain stockholders receive dividend treatment (and not exchange treatment) under Code Section 302(b), there may be a constructive dividend under Section 305(c) of the Code to stockholders who do not participate in the Offer whose proportionate interest in the earnings and assets of the Fund has been increased.

Code Section 302(b) provides, in pertinent part, that a tender shall be accorded exchange treatment if the tender:

(1) is “not essentially equivalent to a dividend”;

(2) is “substantially disproportionate” with respect to the stockholder;

(3) is “in complete repurchase” of all of the stock of the corporation owned by the stockholder; or

(4) in the case of a non-corporate stockholder, is “in partial liquidation” of the distributing corporation.

In all cases, a stockholder offering shares for tender would take a tax basis in the Portfolio Securities he or she receives that is equal to the fair market value of those Portfolio Securities on the date of the exchange.

Under the “wash sale” rules, recognition of a loss on shares sold pursuant to the Offer will ordinarily be disallowed to the extent a stockholder acquires shares within 30 days before or after the date shares are purchased pursuant to the Offer and, in that event, the basis and holding period of the shares acquired will be adjusted to reflect the disallowed loss.

Because a Nominee or the Depositary may be required to withhold 28% of the gross proceeds paid to a stockholder pursuant to the Offer unless either: (a) the stockholder has completed and submitted to the Nominee or Depositary a Form W-9, providing the stockholder’s taxpayer identification number/social security number and certifying under penalties of perjury: (i) that the number is correct, and (ii) either that (A) the stockholder is exempt from backup withholding, (B) the stockholder has not been notified by the Internal Revenue Service (“IRS”) that the stockholder is subject to backup withholding as a result of an underreporting interest or dividends, or (C) the IRS has notified the stockholder that the stockholder is no longer subject to backup withholding; (b) the stockholder is a corporation; or (c) an exception applies under applicable law and Treasury regulations to such stockholders, failure to have provided the information mentioned in this paragraph will result in a defective submission and the Fund will be unable to purchase the participating stockholder’s shares. A beneficial owner who does not provide a correct taxpayer identification number (“TIN”) may be subject to penalties imposed by the IRS. Any amount paid as backup withholding does not constitute an additional tax and will be creditable against the beneficial owner’s federal income tax liability. Each beneficial owner of shares should consult with his or her own tax adviser as to his or her qualification for exemption from backup withholding and the procedure for obtaining such exemption.

NON-U.S. STOCKHOLDERS.    In general, a “Non-U.S. Stockholder” is any person other than (1) a citizen or resident of the United States, (2) a corporation or partnership created or organized in the United States under the laws of the United States or any state, (3) an estate or trust that is subject or potentially subject to U.S. federal income tax on its worldwide income on a net basis, or (4) a trust, the administration of which is subject to the primary supervision of a U.S. court and the substantial decisions of which may be made by U.S. persons. U.S. taxation of a “Non-U.S. Stockholder” depends on whether the income from the Fund is “effectively connected” with a U.S. trade or business carried on by the Non-U.S. Stockholder. Ordinarily, income from the Fund will not be treated as “effectively connected” and, if that is the case, any gain realized upon the purchase of shares pursuant to the terms of the Offer will not ordinarily be subject to U.S. taxation. If, however, the Non-U.S. Stockholder is treated as a non-resident alien individual but is physically present in the United States for more than 182 days during the taxable year, then, in certain circumstances, gain from the tender of shares pursuant to the terms of the Offer and gain from a liquidation of Portfolio Securities will be subject to U.S. tax of 30% (or lower treaty rate).

If the income from the Fund is “effectively connected” with a U.S. trade or business carried on by a Non-U.S. Stockholder, then any gain (or dividend income) realized upon the sale of shares of the Fund pursuant to the terms of the Offer will be subject to U.S. federal income tax at the graduated rates applicable to U.S. taxpayers.

Non-U.S. Stockholders will be subject to dividend tax withholding at a 30% rate or a lower applicable tax treaty rate on the gross proceeds of the tender received by such stockholder, if the proceeds are treated as a “dividend” under the rules described above. Since the tax status of the Offer as a dividend is not certain to the Fund at the time of payment, the Fund intends to generally withhold 30% of the proceeds as if the proceeds constitute a dividend. In that case, the stockholder offering shares for tender may be eligible to claim a refund of the withheld tax by filing a U.S. tax return if the stockholder can demonstrate that the proceeds were not dividends. Non-U.S. Stockholders should consult their tax advisers regarding application of these withholding rules.

Non-U.S. Stockholders should provide their Nominees or the Depositary, as applicable, with the appropriate completed Form W-8BEN or Form W-8ECI. Failure to provide a completed Form W-8BEN or Form W-8ECI will result in a defective submission and the Fund will be unable to purchase the shares submitted.

Non-U.S. Stockholders are advised to consult their own tax advisers with respect to the particular consequences to them of a tender of shares pursuant to the Offer.

15.	Suspension or Postponement of Offer.

Notwithstanding any other provision of the Offer, the Board may suspend or postpone this Offer only by a majority vote of the Directors (including a majority of the disinterested Directors) and only: (1) if such transactions, if consummated, would impair the Fund’s status as a regulated investment company under the Subchapter M of the Code; (2) if the purchase would cause the shares to be neither listed on any national securities exchange nor quoted on any inter-dealer quotation system of a national securities association; (3) for any period during which the NYSE, or any other market where the Fund’s Portfolio Securities are principally traded, is closed (other than customary weekend and holiday closings), or during periods which trading in such markets is restricted; (4) for any period during which an emergency exists as a result of which disposal by the Fund of its Portfolio Securities is not reasonably practicable, or during which it is not reasonably practicable for the Fund to determine NAV; or (5) for such other periods as the Commission may by order permit for the protection of stockholders of the Fund. Additionally, the Fund may suspend or postpone the Offer if the Board, by votes of a majority of both the Directors and the disinterested Directors, determines in its reasonable discretion that consummation of the Offer would be deemed a “Rule 13e-3 transaction” (as defined by Rule 13e-3 under the Exchange Act).

If the Offer is suspended or postponed, the Fund will provide notice to stockholders of such suspension or postponement. If the Fund renews the Offer, the Fund will send a new notification to each stockholder with details concerning the terms and conditions of the renewed Offer.

16.	Extension of Tender Period; Termination; Amendments.

The Fund reserves the right, at any time and from time to time, to extend the period of time during which the Offer is pending by making a public announcement thereof. In the event that the Fund so elects to extend the tender period, the NAV for the Fund shares tendered will be computed as of the close of regular trading on the NYSE on the first business day following the Expiration Date, as extended. During any such extension, all Fund shares previously tendered and not purchased or withdrawn will remain subject to the Offer. The Fund also reserves the right, at any time and from time to time up to and including the Expiration Date, to (a) terminate the Offer and to not purchase or pay for any Fund shares and (b) amend the Offer in any respect by making a public announcement thereof. Such public announcement will be issued no later than 9:00 am Eastern time on the next business day after the previously scheduled Expiration Date and will disclose the approximate number of Fund shares tendered as of that date. Without limiting the manner in which the Fund may choose to make a public announcement of extension, termination or amendment, except as provided by applicable law (including Rule 13e-4(d)(2), Rule 13e-4(e)(3), and Rule 14e-1(d) under the Exchange Act), the Fund shall have no obligation to publish, advertise or otherwise communicate any such public announcement.

If the Fund materially changes the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Fund will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act. These rules require that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. If (i) the Fund increases or decreases the price to be paid for Fund shares, or the Fund increases or decreases the number of Fund shares being sought and (ii) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given, the Offer will be extended at least until the expiration of such period of ten business days.

17.	Certain Conditions of the Offer.

Notwithstanding any other provision of the Offer, and in addition to (and not in limitation of) the Fund’s right to extend, amend or terminate the Offer at any time in its sole discretion, the Fund shall not be required to accept for purchase or, subject to the applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act, pay for, and may delay the acceptance of or payment for any tendered shares, if:

(a) the Fund is not able to procure Portfolio Securities for purposes of conducting the Offer in an orderly manner and consistent with the Fund’s investment objective, policies, status as a regulated investment company under the Code, and applicable law, in order to provide sufficient consideration to purchase shares tendered pursuant to the Offer;

(b) there shall be instituted, pending or threatened before any governmental entity or court any action, proceeding, application or claim, or there shall be any judgment, order or injunction sought or any other action taken by any person or entity, which restrains, prohibits or materially delays the making or consummation of the Offer, challenges the acquisition by the Fund of any shares pursuant to the Offer or the Board’s fulfillment of its fiduciary obligations in connection with the Offer, seeks to obtain any material amount of damages in connection with the Offer, or otherwise directly or indirectly adversely effects the Offer or the Fund;

(c) there shall have occurred (i) any general suspension of trading in or limitation on prices for securities on the NYSE, any other exchange on which Fund shares are traded or any other exchange on which Portfolio

Securities held by the Fund are traded; (ii) any declaration of a banking moratorium or similar action material adverse to the Fund by U.S. federal or state authorities or any foreign jurisdiction, or any suspension of payment material to the Fund by banks in the United States, the State of New York, or any other jurisdiction; (iii) any limitation having a material adverse effect on the Fund that is imposed by U.S. federal or state authorities, or by any governmental authority of any foreign jurisdiction, with respect to the extension of credit by lending institutions or the convertibility of foreign currencies; (iv) the commencement of war, armed hostilities, or any other international or national calamity directly involving the United States other than any such event which is currently occurring; or (v) any other event or condition which, in the judgment of the Board, would have a material adverse effect on the Fund if the Offer were consummated; or

(d) the Board determines that effecting the Offer would be inconsistent with applicable legal requirements or would constitute a breach of the Board’s fiduciary duties owed to the Fund or its stockholders.

The Board may modify these conditions, subject to applicable legal and regulatory requirements. The Fund reserves the right, at any time during the pendency of the Offer, to amend, extend or terminate the Offer in any respect. (See Section 16, above.)

The foregoing conditions are for the Fund’s sole benefit and may be asserted by the Fund regardless of the circumstances giving rise to any such condition (including any action or inaction of the Fund), and any such condition may be waived by the Fund, in whole or in part, at any time and from time to time in its reasonable judgment. The Fund’s failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts or circumstances; and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by the Fund concerning the events described in this Section 17 shall be final and binding.

18.	Fees and Expenses of the Fund.

The Fund will not pay to any broker or dealer, commercial bank, trust company or other person any solicitation fee for any Fund shares purchased pursuant to this Offer. The Fund will reimburse such persons for customary handling and mailing expenses incurred in forwarding the Offer. No such broker, dealer, commercial bank, trust company or other person has been authorized to act as agent of the Fund or the Depositary for purposes of the Offer.

The Fund has retained Okapi Partners LLC as Information Agent, and Computershare Trust Company, N.A. as Depositary. Each of the Depositary and Information Agent will receive reasonable and customary compensation for its services and will also be reimbursed for certain out-of-pocket expenses, and will be indemnified against certain liabilities by the Fund.

19.	Contacting the Depositary and the Information Agent.

The Letter of Transmittal, certificates for the Fund shares and any other required documents should be sent by each stockholder or his or her broker, dealer, commercial bank, trust company or other nominee to the Depositary as set forth below.

The Depositary for the Offer is:

Computershare Trust Company, N.A.

Delivery by Mail:	Delivery by Overnight Courier:

Computershare Trust Company, N.A.	Computershare Trust Company, N.A.
P.O. Box 43011	250 Royall Street, Suite V
Providence, RI 02940-3011	Canton, MA 02021

Any questions or requests for assistance or additional copies of the Offer Notice, the Letter of Transmittal and other documents may be directed to the Information Agent at its telephone number and location listed below. Stockholders may also contact their broker, dealer, commercial bank or trust company or other nominee for assistance regarding the Offer.

The Information Agent for the Offer is:

Okapi Partners LLC

437 Madison Avenue, 28th Floor

New York, NY 10022

1-877-279-2311

SUNAMERICA FOCUSED ALPHA LARGE-CAP FUND, INC.

OCTOBER 7, 2010